Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Announces Paragraph IV ANDA Filing for Oxtellar XR™

Rockville, MD, June 27, 2013 -- Supernus Pharmaceuticals, Inc. (Nasdaq:SUPN) today announced that on June 26, 2013 the Company received a Paragraph IV Notice Letter from Watson Laboratories,  Inc. ("Watson") advising Supernus of the filing by Watson of an Abbreviated New Drug Application seeking approval for oxcarbazepine extended-release tablets.

Supernus is currently reviewing the details of this Notice Letter and intends to vigorously enforce its intellectual property rights relating to Oxtellar XR. The product is currently protected by two issued patents that are listed in the FDA’s Orange Book.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has one marketed product for epilepsy, Oxtellar XRTM (extended release oxcarbazepine), and one tentatively approved product for epilepsy, Trokendi XRTM (extended release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements
This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Oxtellar XR. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 15, 2013 and under the caption “Risk Factors” and the updates to these risk factors in the Company’s quarterly report form 10-Q that was filed with the commission on May 15, 2013.   Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack Khattar, President  & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591